UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Amendment No. 1

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GraphOn Corporation
(Name of Registrant as Specified in its Charter)

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GraphOn Corporation
1901 S. Bascom Avenue, Suite 660
Campbell, CA 95008

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2013

To the Stockholders of
GraphOn Corporation:

NOTICE IS GIVEN that the 2013 annual meeting of stockholders of GraphOn Corporation (the “Company”) will be held at the Company's offices located at 1901 S. Bascom Avenue, Suite 660, Campbell, California 95008, on Thursday, May 30, 2013 at 10:00 a.m., local time, for the following purposes:

I.	To elect two directors to Class II of the Board of Directors to serve for a three-year term.

II.	To approve an amendment to our amended and restated certificate of incorporation, as amended, to change the name of the Company to “hopTo Inc.” from “GraphOn Corporation.”

III.
To approve an amendment of our amended and restated certificate of incorporation, as amended, to effect a reverse stock split of our common stock at a ratio determined by our Board of Directors within a specified range and a reduction in the authorized number of shares of our common stock based on one-half of the reverse stock split ratio except in the case of a one-for-two reverse split ratio.

IV.	To hold an advisory (non-binding) vote on the compensation of our named executive officers.

V.	To hold an advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our named executive officers.

VI.	To ratify the selection of Macias Gini & O’Connell LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

VII.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on April 1, 2013. The accompanying proxy statement contains additional information regarding the matters to be acted on at the Annual Meeting.

/s/ Robert L. Dixon
Robert L. Dixon
Secretary

Campbell, California
April [__], 2013

All stockholders are urged to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible by submitting your vote before the Annual Meeting. You may submit your vote by mailing the enclosed proxy card or voting instruction card, or if your shares are held in “street name,” you may also have the option to vote on the Internet or by telephone.

GraphOn Corporation
1901 S. Bascom Avenue, Suite 660
Campbell, CA 95008

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of GraphOn Corporation for the 2013 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company's offices located at 1901 S. Bascom Avenue, Suite 660, Campbell, California 95008 on Thursday, May 30, 2013 at 10:00 a.m., local time. We invite you to attend in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 30, 2013

We are providing you access to this proxy statement, the accompanying form of proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2012 both by sending you these proxy materials and by notifying you of the availability of these proxy materials on the Internet. These proxy materials are available on the Internet at http://proxymaterials.graphon.com. These proxy materials were first mailed to our stockholders on or about April [__], 2013.

Voting Information

Record date

The record date for the Annual Meeting is April 1, 2013. You may vote all shares of our common stock that you owned as of the close of business on that date. On April 1, 2013, there were 87,546,373 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

How to vote

You may vote by marking, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided. If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or the Internet.

All stockholders as of the close of business on April 1, 2013 can attend the Annual Meeting. You may vote at the Annual Meeting if you are a stockholder of record (your shares are directly registered in your name on our books and not held through a broker, bank or other nominee). In order to vote at the Annual Meeting shares held in “street name,” you must obtain a valid proxy from your broker, bank, or other nominee, and bring it to the meeting. Follow the instructions from your broker, bank, or other nominee included with these proxy materials, or contact your broker, bank, or other nominee to request a proxy form.

Revoking your proxy

You can revoke your proxy at any time before your shares are voted at the meeting by (i) sending a written notice of revocation to Robert Dixon, Secretary, GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, (ii) submitting by mail, telephone or the Internet another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting. Merely attending the Annual Meeting will not revoke your proxy. All revocations of your proxy must be received prior to the voting of your shares at the Annual Meeting. Voting in person at the Annual Meeting will replace any previous votes submitted by proxy.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares FOR the director nominees (Proposal I), FOR the proposal to change in the Company’s name to hopTo, Inc. (Proposal II), FOR the reverse stock split proposal  (Proposal III),  FOR the advisory Say-On-Pay proposal  (Proposal IV), FOR the annual “one year” alternative in the Say-On-Pay frequency proposal  (Proposal V) and FOR the ratification of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013  (Proposal VI). The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the Annual Meeting.

Withholding your vote, voting to “abstain” and “broker non-votes”

In the election of the directors (Proposal I), you can withhold your vote for either or both of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining whether a quorum exists, but such abstention will have the effect of a vote against the proposal.

A bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on non-routine matters without instructions from the owner of the shares. An election of directors and the two advisory Say-On-Pay proposals are deemed non-routine matters; consequently, absent instructions from you, your broker may vote your shares on the name change proposal, the reverse stock split proposal and the ratification of the appointment of our independent registered public accounting firm (Proposals II, III and VI), but may not vote your shares on the election of the directors and the two advisory Say-On-Pay proposals (Proposals I, IV and V). A “broker non-vote” occurs when a broker submits a proxy without voting on one or more of the non-routine matters. A broker non-vote is considered present at the meeting for purposes of determining whether a quorum exists but is not counted as a vote cast on any non-routine matter presented at the Annual Meeting.

Votes required to hold the Annual Meeting

The holders of a majority of the total voting power of our common stock, outstanding on April 1, 2013, present, in person or by proxy, shall constitute a quorum for the transaction of any business at the Annual Meeting.

Votes required to elect directors and to adopt other proposals

The directors will be elected by a plurality of votes cast at the Annual Meeting. The affirmative vote of a majority of the voting power of our common stock that is present, in person or by proxy, at the Annual Meeting is required to approve the advisory Say-On-Pay proposal, the advisory Say-On-Pay frequency proposal and to ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposals  IV, V and VI).  The affirmative vote of a majority of the voting power of our common stock outstanding on April 1, 2013 is required to approve the name change proposal and the reverse stock split proposal (Proposals II and III).

As a result, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the name change proposal and the reverse stock split proposal.

Postponement or adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and will be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it was voted.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of our proxy materials and our solicitation of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy by telephone or other means.

Voting Results of the Annual Meeting

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Form 8-K report which we will file with the Securities and Exchange Commission within four business days after the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The members of our Board of Directors are divided into three classes. The members of one class are elected at each annual meeting of stockholders to hold office for a three-year term and until successors of such class members have been elected and qualified. The respective members of each class are set forth below:

●	Class I:	John Cronin and Steven Ledger (two persons; terms expire 2015)
●	Class II:	August P. Klein, Michael Brochu and Sam M. Auriemma (three persons; terms expire 2013; only two to be elected at the Annual Meeting)
●	Class III:	Eldad Eilam (one person; term expires 2014)

Two directors are to be elected at this meeting to serve for a term of three years and until their successors are elected and qualified.  August P. Klein, who has served as one of our directors since August 1998, and Vice Chairman of the Board since February 2010, will be retiring from our board upon the expiration of his term, with such expiration coinciding with the 2013 Annual Meeting of Stockholders.  Gordon M. Watson, formerly a Class III director and who has served as one of our directors since April 2002, resigned from our Board effective March 29, 2013.  The Board has not nominated or appointed any successors to Messrs. Klein and Watson at this time.

Nominees for Election at the 2013 Annual Meeting (to a three-year term expiring in 2015 – Class II)

The following sets forth information concerning the nominees:

Michael Brochu, age 59, has served as one of our directors since April 2012.  From November 1997 until its acquisition in November 2004 by Art Technology Group, Inc., Mr. Brochu served as the President, Chief Executive Officer and Chairman of the Board of Primus Knowledge Solutions, Inc. Mr. Brochu was a member of the board of directors of Art Technology Group from November 2004 until its acquisition by Oracle Corporation in January 2011. Beginning in December 2003, Mr. Brochu served as a director of Loudeye Corp., and beginning in February 2005, as its President and Chief Executive Officer. In October 2006, Loudeye Corp. was acquired by Nokia Corp. Mr. Brochu left Nokia Corp. in December 2006. From June 2007 until its acquisition in September 2011 by WPP PLC, Mr. Brochu served as President, Chief Executive Officer and a director of Global Market Insite, Inc.  Mr. Brochu’s more than 20 years’ of senior-level experience as a veteran operational executive supports our belief that he is well-qualified to serve as a member of our board.  Mr. Brochu is currently a member of the board of directors for Centro Digital Media, Vines of Mendoza and Zotec Partners (each privately held).  He is also a member of the Operating Committee of BelHealth Investment Partners, a private equity firm specializing in healthcare, and is on the advisory board of Seattle-based venture capital firm Voyager Capital. Mr. Brochu holds a BBA in Finance/Accounting from the University of Texas at El Paso.

Sam M. Auriemma, age 60, has served as one of our directors since July 2012.  From April 2007 until its acquisition in October 2009 by Symphony Technology Group, a private-equity fund, Mr. Auriemma served as Executive Vice President and Chief Financial Officer of MCS Software.  Mr. Auriemma also held executive positions at IBM/FileNet Corporation, Wonderware Corporation, Platinum Technology/Locus Computing Corporation, Distributed Logic Corporation, and Applied Circuit Technology. Mr. Auriemma’s more than 30 years’ of senior-level experience as a veteran financial executive at a variety of technology companies supports our belief that he is well-qualified to serve as a member of our board.  Since the sale of MCS Software, Mr. Auriemma has served part-time as a member of the Board of several not for profit and for profit organizations.   He is a certified public accountant and holds a BS degree from the University of Southern California.

Retiring Directors Whose Terms Expire at the 2013 Annual Meeting (Class II)

August P. Klein, age 76, has served as one of our directors since August 1998, and Vice Chairman of the Board since February 2010. In 1995, Mr. Klein founded JSK Corporation, a general contracting firm. Mr. Klein was an initial member of JSK Corporation’s board of directors and served as its initial Chief Executive Officer until his retirement in 1999. Mr. Klein remains a member of JSK Corporation’s board of directors. From 1989 to 1993, Mr. Klein was founder and Chief Executive Officer of Uniquest, Inc., an object-oriented application software company. From 1984 to 1988, Mr. Klein served as Chief Executive Officer of Masscomp, Inc., a developer of high performance real time mission critical systems and UNIX-based applications. Mr. Klein has served as Group Vice President, Serial Printers at Data Products Corporation and President and Chief Executive Officer at Integral Data Systems, a manufacturer of personal computer printers. Mr. Klein spent 25 years with IBM Corporation, rising to a senior executive position as General Manager of the Retail/Distribution Business Unit. Mr. Klein’s more than 30 years’ experience as chief executive and board member of many different companies, including multiple high-tech companies, supports our belief that he is well-qualified to serve as a member of our board. Mr. Klein currently serves as a trustee of the United States Supreme Court Historical Society and as a trustee of the Computer Museum in Boston, Massachusetts. Since March 2011, Mr. Klein has served as a Director of Tagnetics Corporation, a privately-held electronics shelf-tag manufacturer for retailers, and between May 2011 and September 2012 served as their Chief Executive Officer. In September 2012, with the hiring of a new Chief Executive Officer, Mr. Klein was named Vice-Chairman of the Board of Tagnetics Corporation. Mr. Klein has previously served as a director of privately-held QuickSite Corporation. Mr. Klein holds a B.S. in Mathematics from St. Vincent College.

Current Directors Whose Terms Expire in 2015 (Class I)

John Cronin, age 58, has served as one of our directors since August 2011. Mr. Cronin is the founder, managing director and chairman of ipCapital Group, Inc., an intellectual property strategy firm, with which we have formed an alliance to deploy a range of strategic invention and intellectual tactics aimed at accelerating the growth and commercialization of our IP portfolio. Prior to founding ipCapital in 1998, Mr. Cronin was an inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers and received IBM’s “Most Distinguished Inventor Award.” We believe that Mr. Cronin’s qualifications to serve on our board include his over 30 years’ experience developing and consulting with the development of high-tech intellectual property and his extensive knowledge and understanding of the high-tech industry. Mr. Cronin serves on the board of directors of Document Security Systems and Imageware, each of which is a publicly-held company. Mr. Cronin also serves on the advisory board of , Armor Designs, Inc. and Primal Inc., Spectrum Bridge, ParkerVision all of which are privately-held. He holds a BS in Electrical Engineering, an MS in Electrical Engineering and a BA in Psychology from the University of Vermont.

Steven Ledger, age 53, has served as one of our directors since August 2011 and was appointed Chairman in January 2012. Mr. Ledger founded and since 2002 has been managing partner of Tamalpais Partners LLC, an investor in, and advisor to, emerging growth companies. Mr. Ledger previously founded, and served from 1999 to 2002 as managing partner of eCompanies Venture Group, where he managed an Internet focused, strategic venture capital fund. Prior to founding eCompanies Venture Group, Mr. Ledger served as managing partner and portfolio manager at San Francisco Investment Group and Kayne Anderson Investment Management. He began his career at Fidelity Management and Research as an equity research analyst and portfolio manager. We believe that Mr. Ledger’s qualifications to serve on our board include his over 30 years’ experience advising high-tech companies at similar stages in their corporate history as we are, and his financial analysis experience covering a wide array companies. Mr. Ledger also serves on the board of directors of the following public companies: Broadcast International, Inc. and Crossroads Systems, Inc. Mr. Ledger has previously served as a director of Acorn Energy, Inc., a public company. Mr. Ledger is a graduate of the University of Connecticut.

Current Directors Whose Terms Expire in 2014 (Class III)

Eldad Eilam, age 36, has served as our Chief Executive Officer since August 2012 and our President since January 2012.  Mr. Eilam served as our Interim Chief Executive Officer between March 2012 and August 2012.  Mr. Eilam served as our Chief Operating Officer from January 2012 to August 2012 and as our Chief Technology Officer from July 2011 to January 2012.  Mr. Eilam has been one of our directors since March 2012.  In 2004, Mr. Eilam founded Elgix, Limited, a consulting firm to the high-tech industry. Mr. Eilam served as its initial President until his appointment as our Chief Technology Officer. From July 2006 to March 2009, Mr. Eilam was President of GraphOn Research Labs, Limited, our Israeli subsidiary. From April 2009 to July 2011, in his role as President of Elgix, Limited, Mr. Eilam served as a consultant to the high-tech industry, including as a consultant to us since June 2010. From July 2007 to August 2010, Mr. Eilam was Chief Technology Officer of Else Ltd, a design house for mobile devices, and developer of Else Intuition, a Linux-based mobile phone operating system.  Mr. Eilam is a technology expert in the Windows operating system, mobile user interfaces and advanced software technology development, and is the author of the book “Reversing: Secrets of Reverse Engineering.” We believe that Mr. Eilam’s qualifications to serve on our board include his experience advising high-tech companies at similar stages of development as our company, and his technological expertise in the Windows operating system and mobile user interfaces.

Executive Officers that are not Directors

Christoph Berlin, age 33, has served as our Chief Operating Officer since August 2012.  Mr. Berlin previously served as our vice president of product management and marketing from February 2012 to August 2012.  Prior to joining our company, from April 2009 to January 2012, Mr. Berlin was senior manager of the XenClient partner/product management team at Citrix Systems, where he was responsible for evangelizing and driving client virtualization with key strategic partners. From September 2007 to March 2009, Mr. Berlin was manager of engineering escalations at XenSource prior to its acquisition by Citrix. Prior to XenSource, Mr. Berlin held various positions in networking and security technology companies. Mr. Berlin received a Diplom-Informatiker (equivalent to a Masters in computer science) from University of Applied Sciences Darmstadt, Germany.

Robert Dixon, age 53, has served as our Interim Chief Financial Officer and Secretary since May 2012.  Mr. Dixon served as our Controller between March 2000 and May 2012. Prior to joining our company, from September 1998 to February 2000, Mr. Dixon served as senior internal auditor for Johnson and Johnson, and from April 1996 to September 1998, he served in the consulting division of Moore Stephens, P.C., an international public accounting firm, as supervisor of audit technology. Prior to joining Moore Stephens, Mr. Dixon held various managerial and staff positions with leading companies in the oil and gas and financial services industries, including Hess Corporation and PricewaterhouseCoopers. Since June 2010, Mr. Dixon has served as a Director and Treasurer for Pacific Collegiate School, one of the nation’s top performing public charter high schools. From February 2005 to May 2010, Mr. Dixon served as a Trustee and Treasurer for Santa Cruz Montessori School, a private elementary school. Mr. Dixon is a graduate of the University of New Haven and is a Certified Public Accountant in the State of New Jersey.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee and a Compensation Committee. Our Board has determined not to establish a nominating committee. Nominees for election as directors are selected by our Board.

The current members of our Audit Committee are Sam Auriemma (Chairman), August P. Klein and Steven Ledger. Our Board of Directors has determined that each member of our Audit Committees meets the NASDAQ Marketplace definition of “independent” for audit committee purposes. Our Board of Directors has also determined that Sam Auriemma meets the SEC definition of an “audit committee financial expert.” Information regarding our Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Report of the Audit Committee” below.

The current members of our Compensation Committee are Michael Brochu and John Cronin. Gordon Watson, formerly Chairman of our Compensation Committee, resigned effective March 29, 2013.  Our Board of Directors has determined that each member of our Compensation Committee meets the NASDAQ Marketplace definition of “independent director” for compensation committee purposes. Our Compensation Committee annually reviews and determines both the cash and non-cash components of compensation paid to our directors and executive officers. In years past, the Compensation Committee has utilized information published by independent organizations, such as the American Electronics Association and Culpepper and Associates, for background information as to general compensation levels currently being offered in our industry. Our executive officers do not perform any role in determining or recommending the amount or form of executive or director compensation with the exception of our Chief Executive Officer, who is also a director, having input on compensation for executive officers other than himself. Our Compensation Committee administers our stock-based compensation plans. Our Compensation Committee does not have a charter.

Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board of Directors or any of our officers.

Board Leadership Structure

Until recently, the roles of Chairman and Chief Executive Officer were held by the same individual.  However, effective in the second quarter of 2012, the Chairman of our Board is one of our independent directors.  We believe that having a non-executive Chairman acting in a leadership position to direct the meetings and procedures of the Board is beneficial to the Company and its employees.  Mr. Ledger’s deep experience advising companies with histories and financial make-ups similar to ours, and his ability to provide an independent perspective on issues, opportunities and challenges facing our company, makes him best positioned to develop agendas that ensure the Board’s time and attention are focused on matters which are critical to us, and conveys a clear, cohesive message of board independence and leadership to our employees and industry partners. The Board believes that this structure provides an efficient and effective leadership model for our Company, facilitates efficient and open communication between our directors and management team, and helps to involve our other independent board members in Board activities and decision making.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing our company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. Frequent interaction between our directors and members of senior management assist in this effort. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

Our Board also plays an active role, as a whole and at the committee level, in overseeing management of our risks. Our entire Board of Directors is formally apprised at least annually of our enterprise risk management efforts. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee is responsible for overseeing the management of financial and accounting risks. Our Compensation Committee is responsible for overseeing the management of risk-taking relating to executive compensation plans and arrangements. While each committee is responsible for the evaluation and management of such risks, our entire Board is regularly informed through committee reports.

Meetings of the Board of Directors and Committees

During 2012, there were 15 meetings of our Board of Directors, 5 meetings of our Audit Committee and 3 meetings of our Compensation Committee. Each then-director attended, either in person or by electronic means, all of the meetings of our Board of Directors and Board committees on which they served during 2012.

Director Independence

Our Board of Directors has determined that each of our non-employee directors (August P. Klein, Steven Ledger, John Cronin, Sam M. Auriemma, and Michael Brochu), who collectively constitute a majority of our Board, meets the general independence criteria set forth in the NASDAQ Marketplace rules. In addition, our Board has made a subjective determination as to each of the foregoing individuals that no relationships exist (including the relationship with ipCapital, or the consulting fee paid to Tamalpais Partners, that are described below under “Related-Party Transactions”) that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Related-Party Transactions

ipCapital Group, Inc.

John Cronin, a member of our Board of Directors since August 9, 2011, is the founder, managing director and chairman of ipCapital Group, Inc., an intellectual property strategy firm.

On October 11, 2011, we engaged ipCapital to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities.

For the years ended December 31, 2012 and 2011, we paid ipCapital an aggregate $179,300 and $154,200, respectively, for services performed under the engagement agreement, as amended. Prior to entering into the engagement agreement with ipCapital in 2011, they performed an analysis of our intellectual property and the potential methods we could employ to strengthen our intellectual property on a consulting basis. We paid them $50,500 for this analysis in 2011. All amounts paid to ipCapital in 2012 and 2011 have been reported within general and administrative expense.

In addition to the fees we agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 400,000 shares of our common stock at an initial price of $0.26 per share. Half of the warrant (200,000 shares) has a time-based vesting condition, with such vesting to occur in three equal annual installments. The first vesting installment occurred on October 11, 2012, with the remaining two to occur on October 11, 2013 and 2014, respectively. The remaining 200,000 shares became fully vested upon the completion to our satisfaction of all services that we requested from ipCapital under the engagement agreement, prior to the signing of the amendments. Such performance was deemed satisfactory during 2012. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation than we would be required to pay an unaffiliated person for substantially similar services.

ipCapital Licensing Company  I, LLC

John Cronin, a member of our Board of Directors since August 9, 2011, is a partner, and serves on the board of directors of ipCapital Licensing Company I, LLC (ipCLC), an intellectual property licensing firm.

On February 4, 2013, we entered into an Intellectual Property Brokerage Agreement with ipCLC pursuant to which we have retained their services, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents that are unrelated to our current business strategy. If, during the applicable term of the agreement, we enter into an agreement with any candidate presented to us by them to acquire or otherwise exploit the covered patents, we will pay ipCLC a fee of ten percent (10%) of the royalties, fess, and other consideration paid over the life of such agreement.

The agreement is effective as of February 4, 2013, and will end 18 months after we or ipCLC serve 60 days written notice of termination to the other party (with earlier termination possible in the event of a material breach).  The Agreement provides for customary confidentiality undertakings, limitations on ipCLC’s total liability and mutual indemnification provisions.

We believe the terms of the Agreement are fair and reasonable to us and are at least as favorable as those that we could be obtained on an arms’ length basis

Tamalpais Partners LLC

Steven Ledger, the Chairman of the Company’s Board of Directors, is the founder and managing partner of Tamalpais Partners LLC, a business consulting firm. On February 1, 2013, the Company renewed its consulting agreement with Tamalpais under which Tamalpais will provide it with advisory services focused on capital and business issues, including assistance on raising capital, mergers, acquisitions, business development and investor relations/positioning. The Company will pay Tamalpais $6,000 per month during the current term of this agreement, which runs for one year, beginning February 1, 2013. We believe that these fees constitute no greater compensation that we would be required to pay to an unaffiliated person for substantially similar services.

Gordon Watson

On March 29, 2013, Gordon Watson resigned from our Board of Directors and on such date the Company entered into an exclusive consulting agreement with Mr. Watson whereby he will provide the our Board of Directors consulting services for a term commencing upon his resignation and ending May 31, 2014.

Mr. Watson’s consulting agreement provides for total compensation of $12,500 over the term of the agreement.  In addition, out of Mr. Watson’s currently unvested options to purchase the Company’s common stock granted during his term as a director, 192,236 of such options shall continue to vest during the term of the agreement in accordance with their original terms.  Mr. Watson will also be reimbursed for his reasonable expenses incurred in rendering services to our Board of Directors in accordance with our policies.

Director Nominations and Qualifications for Director Nominee

As noted above, our Board of Directors has no nominating committee. Our Board has determined that given its relatively small size, the function of a nominating committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board members. The nomination of the directors standing for election at the 2013 Annual Meeting was unanimously approved by our Board of Directors.

Our Board does not have written guidelines regarding the qualifications or diversity of properly submitted stockholder candidates for membership on our Board as well as candidates submitted by current Board members and others. Qualifications for consideration as a new director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. In reviewing nominations, our Board of Directors will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our Bylaws are made available at our website at: www.GraphOn.com. Follow the link to “About GraphOn” to the link for “Corp. Governance” and then “Corporate Bylaws.”

To nominate a person for election to our Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934. Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to our Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary not less than 90 nor more than 120 days prior to the one year anniversary of the date on which we first mailed the proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. This year, our proxy statement is being mailed on or about April [__], 2013; therefore, we must receive any notice of recommendation for next year’s annual meeting between December [__], 2013 and January [__], 2014.

Stockholder nominations must be addressed to Robert Dixon, Secretary, and must be mailed to him at GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, or faxed to him at 1-408-626-9722, with a confirmation copy sent by mail.

Executive Sessions of Independent Directors

The independent members of our Board of Directors meet in executive session, without any employee directors or other members of management in attendance, as circumstances warrant; however, such a meeting is held at least annually. Additionally, if our Board convenes a special meeting, the independent directors may meet in executive session, if the circumstances warrant.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller. Our code of ethics is made available at our website at: www.GraphOn.com. Follow the link to “About GraphOn” to the link for “Corp. Governance” and then “Code of Ethics.”

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website (www.graphon.com) under the heading “About GraphOn.” By first clicking on the “About GraphOn” link and then following the “Contact Us” link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor/Public Relations. Communications sent to Investor/Public Relations and specifically marked as a communication for our Board will be forwarded to our Board or specific members of our Board as directed in the stockholder communication. In addition, communications for our Board received via telephone or mail are forwarded to our Board by one of our employees.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. All of our then-directors attended our 2012 annual meeting of stockholders.

Board Recommendation

The Board unanimously recommends a vote FOR the election of Sam Auriemma and Michael Brochu (the director nominees) to serve as Class II directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation we paid to our executive officers for the fiscal years ended December 31, 2012 and 2011;

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards		All Other Compensation		Total
Robert					$		$520,457
Dilworth,	2012	$119,191	$—	$—	$237,400	(2)	(3)(4)		$877,048
Former Chief Executive Officer **	2011	325,774	—	—	58,753	(5)	63,719	(3)	448,246
Eldad Eilam, (6)	2012	250,000	50,000	288,000	230,000	(7)	2,270	(8)	820,270
Chief Executive Officer and President	2011	121,154	—	—	280,000	(9)	26,966	(8)	428,120
Christoph Berlin, (10) Chief Operating Officer	2012	174,750	—	315,000	73,500	(11)	2,222	(12)	565,472
Robert Dixon, (13) Interim Chief Financial Officer	2012	165,423	—	74,610	—		680	(14)	240,713
William Swain,	2012	63,113	—	—	—		10,218	(15)	73,331
Former Chief Financial Officer **	2011	166,112	—	—	31,843	(5)	20,488	(15)	218,443

**
Mr. Dilworth resigned as Chief Executive Officer on April 12, 2012. See Note 5 to our consolidated financial statements in our Form 2012 Form 10-K filed with the Commission on April 1, 2013.  Mr. Swain resigned as Chief Financial Officer on May 11, 2012.

(1)
On August 15, 2012, Messrs. Eilam, Berlin and Dixon were awarded 1,600,000, 1,750,000 and 414,500 shares of restricted common stock, respectively, with a fair market value of $0.18 per share.  The amounts listed in the Stock Awards column reflect the fair value of the stock awards granted to the named executive officers as of the grant date in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

In conjunction with his award, in November 2012, Mr. Dixon adopted a stock trading plan intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company insider trading policy.  The trading plan provides for the sale of a sufficient number of shares of the restricted award to cover the taxes due upon the vesting of such shares (i.e. “sell to cover”).

(2)
On April 12, 2012 (the “Release Effective Date”), as part of the separation agreement and release we entered into with Mr. Dilworth, all of his then-outstanding unvested options became fully vested and exercisable, and his outstanding vested options were modified to extend the exercise period. All such options will remain exercisable until the earlier of (i) the expiration dates of each such options or (ii) the date that is 30 months after the Release Effective Date. The incremental fair value of the stock options modified was $172,700 and was computed as of that date in accordance with FASB ASC Topic 718. As part of the separation agreement and release, on April 12, 2012, we granted Mr. Dilworth an option to purchase 500,000 shares of common stock at an exercise price of $0.23 per share. The option so granted vests and becomes exercisable at a rate of 12.5% on the first day of each calendar quarter subsequent to April 12, 2012 and expires on October 21, 2014. The fair value of the option so granted was $64,700 and was computed as of its grant date in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 5 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(3)
Represents group life insurance premiums ($2,139 in 2012 and $6,181 in 2011); our payment of commuting expenses ($8,418 in 2012 and $36,475 in 2011 ); our payment of travel expenses of Mr. Dilworth’s wife ($0 in 2012 and $15,036 in 2011); the incremental cost of a house located near our offices in New Hampshire, which house was rented by Mr. Dilworth ($0 in 2012 and $4,105 in 2011); and miscellaneous personal benefits ($0 in 2012 and $1,922 in 2011). The incremental cost represents for 2011 the aggregate cost of maintaining the house in New Hampshire (rent, utilities, etc.) less the estimated cost we would have incurred had Mr. Dilworth stayed in a hotel near our offices during the days he was in New Hampshire.

(4)
On the Release Effective Date, as part of the separation agreement and release we entered into with Mr. Dilworth, we agreed to pay Mr. Dilworth $27,300 per month from May 2012 through April 2013, and $13,600 per month from May 2013 through April 2014. As of December 31, 2012, the aggregate present value of the remaining future salary continuation payments due Mr. Dilworth was $250,100. During 2012, we made salary continuation payments totaling $218,100 to Mr. Dilworth. See Note 5 to our consolidated financial statements in our Form 10-K filed with the Commission on April 1, 2013.  As part of the separation agreement, we also agreed to pay the premium costs to continue medical coverage for Mr. Dilworth and his spouse under the Employment and Retirement Income Security Act of 1974. Such payments totaled $14,400, inclusive of interest, for 2012, and will be approximately $1,300 per month, inclusive of interest, from January 1, 2013 through October 2013. As of December 31, 2012, the aggregate present value of the remaining continued medical coverage premiums we agreed to pay was $12,300. See Note 5 to our consolidated financial statements in our Form 10-K filed with the Commission on April 1, 2013. We also reimbursed him $15,000 in 2012 for a portion of his legal fees in connection with negotiation of the separation agreement and release.

(5)
On May 2, 2011, we granted Messrs. Dilworth and Swain options to purchase 187,500 and 112,500 shares of common stock, respectively, at an exercise price of $0.18 and $0.18, respectively. On September 14, 2011, we offered our employees and directors an opportunity to voluntarily exchange certain options held by them for new options subject to the conditions described in an Offer to Exchange. On October 12, 2011:

•
Mr. Dilworth exchanged options to purchase 725,000 shares of common stock at exercise prices between $0.25 and $0.43 per share for new options to purchase 725,000 shares of common stock at an exercise price of $0.202 per share.

•
Mr. Swain exchanged options to purchase 615,000 shares of common stock at exercise prices between $0.34 and $0.43 per share for new options to purchase 615,000 shares of common stock at an exercise price of $0.202 per share.

The amounts listed in the Options Awards column related to the options granted on May 2, 2011 reflect the aggregate grant date fair value of the stock options granted to Messrs. Dilworth and Swain, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013. The amounts listed in the Options Awards column attributable to the grant of options in our 2011 tender offer reflect the incremental fair value of the stock options granted to Messrs. Dilworth and Swain pursuant to the 2011 tender offer, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 7 to our consolidated financial statements in our 2011 Form 10-K filed with the Commission on April 16, 2012.

(6)
Mr. Eilam has served as our President since January 2012 and as our Acting Chief Executive Officer between March 2012 and April 2012 when he was appointed Interim Chief Executive Officer. Mr. Eilam became Chief Executive Officer on August 15, 2012.  Mr. Eilam served as our Chief Operating Officer from January 2012 to April 2012 and as our Chief Technology Officer from July 2011 to January 2012. Prior to being appointed Chief Technology Officer, Mr. Eilam was not an employee of our company but provided services to our company as an independent consultant for which services he was paid $157,672 during 2011.

(7)
On February 22, 2012, we granted Mr. Eilam a performance-based stock option to purchase 1,000,000 shares of common stock at an exercise price of $0.23. Assuming all performance criteria are met, the option will vest in three annual installments as of the end of each fiscal year, commencing December 31, 2012. Mr. Eilam met his performance criteria for the year ended December 31, 2012, which included establishing an operations base for us in the Silicon Valley area, including the recruiting, hiring and retention of software engineering team in a timely manner, and to deliver an alternative product to our existing GO-Global family on time, on specification and within budget. The key performance criteria for future years are based on establishing and executing on business plans approved by our board. The valuation assumptions used in calculating this amount are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(8)	Represents group life insurance premiums, $270 in 2012 and $111 in 2011, our contribution to the 401(k) plan ($2,000 in 2012) and relocation expenses ($26,855) from Israel to California in 2011.

(9)
On September 8, 2011, we granted Mr. Eilam options to purchase 1,000,000 shares of common stock at an exercise price of $0.28 per share. The valuation assumptions used in calculating this amount are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(10)	Mr. Berlin was appointed Chief Operating Officer as of August 15, 2012, prior to which he served as our Vice President of Product Management and Marketing since he joined our company in February 2012.

(11)
On February 1, 2012, we granted Mr. Berlin an option to purchase 350,000 shares of common stock at an exercise price of $0.21 per share. The valuation assumptions used in calculating this amount are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013.

(12)	Represents group life insurance premiums ($222) and our contribution to the 401(k) Plan ($2,000).

(13)	Mr. Dixon was appointed Interim Chief Financial Officer on May 14, 2012, prior to which he served as our Controller since March 2000.

(14)	Represents group life insurance premiums.

(15)
Represents group life insurance premiums ($2,377 in 2012 and $6,238 in 2011); our contribution to the 401(k) Plan ($2,000 in each of 2012 and 2011); and our payment of commuting expenses ($5,841 in 2012 and $12,250 in 2011).

See “—Outstanding Equity Awards at Fiscal Year-End,” for a discussion of the vesting and exercisability terms of options referenced above.

Messrs. Eilam and Berlin, each of whom we employ on an at-will basis, are eligible for a performance-based annual bonus based on a bonus target of 30% of base annual salary.  The bonuses are subject to the successful attainment of three milestones, with one-third of the bonus awarded for each milestone achieved. For 2013, the milestones are related to the product releases of our hopTo product, user base size of hopTo and modified EBITDA. The actual bonus, if any, may be increased or decreased at the discretion of our Board and its Compensation Committee based on over or under achievement of the applicable milestone.

Outstanding Equity Awards at Fiscal Year-End

	Outstanding Equity Awards at December 31, 2012
	Option Awards
Name	Number of securities underlying unexercised options exercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
Eldad Eilam (1)	1,000,000	(2)	—	$0.280	09/08/21
Chief Executive Officer and President	333,333	(3)	666,667	$0.230	02/22/22
Christoph Berlin (1)	350,000	(2)	—	$0.210	02/01/22
Chief Operating Officer
Robert Dixon (1)	25,000	(2)	—	$0.210	01/26/16
Interim Chief Financial Officer	25,000	(2)	—	$0.165	01/15/17
	25,000	(2)	—	$0.050	01/02/19
	25,000	(2)	—	$0.060	01/11/20
	40,000	(2)	—	$0.050	01/11/21
	300,000	(2)	—	$0.230	10/05/21
	145,000	(2)	—	$0.202	10/12/21
Robert Dilworth (1)	40,000	(4)	—	$0.180	05/05/13
Former Chief Executive Officer	125,000	(4)	—	$0.210	10/21/14
	125,000	(4)	—	$0.165	10/21/14
	125,000	(4)	—	$0.050	10/21/14
	187,500	(4)	—	$0.180	10/21/14
	725,000	(4)	—	$0.202	10/21/14
	672,500	(4)	—	$0.230	10/21/14
	500,000	(5)	—	$0.230	10/21/14

(1) Messrs. Eilam, Berlin and Dixon were appointed Chief Executive Officer and President, Chief Operating Officer, and Interim Chief Financial Officer on August 15, 2012, August 15, 2012, and May 14, 2012, respectively. Mr. Dilworth resigned as our Chief Executive Officer on April 12, 2012.

(2) All the options identified in this footnote were immediately exercisable upon grant and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date. For Mr. Eilam, the option identified by this footnote will be fully vested on September 8, 2014. For Mr. Berlin, the option identified by this footnote will be fully vested on February 1, 2015. For Mr. Dixon, the options identified by this footnote were, or will become, fully vested on the following dates: January 26, 2009, January 15, 2010, January 2, 2012, January 11, 2013, January 11, 2014, October 5, 2014 and October 12, 2013. If Messrs. Eilam, Berlin or Dixon's employment ceases prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested.

(3) On February 22, 2012, Mr. Eilam was granted a performance-based incentive option, which vests in three equal increments at the end of each fiscal year subsequent to its grant date, assuming that the performance-based goals have been met. As of December 31, 2012, such goals for 2012, which included establishing an operational base in the Silicon Valley area and delivering an alternative product to our existing GO-Global product family, were met. Thus, one-third of the award was vested.

(4) Under the terms of the separation agreement we entered into with Mr. Dilworth on April 12, 2012, all options in this footnote became fully vested as of the date of the separation agreement.

(5) Under the terms of the separation agreement we entered into with Mr. Dilworth on April 12, 2012, on such date we granted Mr. Dilworth an option to purchase 500,000 shares of common stock at an exercise price of $0.23 per share. The option so granted vests and becomes exercisable at a rate of 12.5% on the first day of each calendar quarter subsequent to April 12, 2012 and expires on October 21, 2014.

Outstanding Equity Awards at December 31, 2012
	Stock Awards
Name	Number of shares or units of stock that have not vested (2)	Market value of shares of units of stock that have not vested (3)
Eldad Eilam (1)	1,551,516	$574,061
Chief Executive Officer and President
Christoph Berlin (1)	1,696,667	$627,767
Chief Operating Officer
Robert Dixon (1)	401,940	$148,718
Interim Chief Financial Officer

(1) Messrs. Eilam, Berlin and Dixon were appointed Chief Executive Officer and President, Chief Operating Officer and Interim Chief Financial Officer on August 15, 2012, August 15, 2012, and May 14, 2012, respectively.

(2) All awards identified in this footnote were granted on August 15, 2012 and vest in thirty-three equal monthly installments, beginning on December 15, 2012.

(3) The fair market value of our stock on December 31, 2012 was $0.37 per share.

Compensation of Directors

During the years ended December 31, 2012 and 2011, our non-employee directors were eligible to be compensated at the rate of $1,000 for attendance at each meeting of our Board, $500 if their attendance was via telephone, $500 for attendance at each meeting of a Board committee, and a $1,500 quarterly retainer. Additionally, non-employee directors are granted stock options periodically, typically on a yearly basis.

Director Compensation
Name	Year	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Steven Ledger	2012	$3,500	$97,775	$—	$101,275
Sam Auriemma	2012	6,500	93,794	—	100,294
Michael Brochu	2012	8,500	106,054	—	114,554
John Cronin	2012	16,000	97,775	—	113,775
August Klein	2012	17,500	—	—	17,500
Gordon Watson (2)	2012	18,500	—	—	18,500

(1)
The amounts listed in the Option Awards column reflect the aggregate grant date fair value of stock options granted to the named director during 2012 calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating these amounts are set forth in Note 1 to our consolidated financial statements in our 2012 Form 10-K filed with the Commission on April 1, 2013. The number of options granted for each director is set forth below.

•	On April 17, 2012, we granted to Mr. Brochu options to purchase 700,000 shares of common stock at an exercise price of $0.17 per share.

•	On July 19, 2012, we granted to Mr. Auriemma options to purchase 700,000 shares of common stock at an exercise price of $0.15 per share.

•	On December 20, 2012, we granted to each of Messrs. Ledger and Cronin options to purchase 300,000 shares of common stock at an exercise price of $0.37 per share.

(2)
On March 29, 2013, Mr. Watson resigned from our Board of Directors and on such date we entered into an exclusive consulting agreement with Mr. Watson to provide consulting services to our Board of Directors. See “Proposal 1 Election of Directors–Related-Party Transactions–Gordon Watson” for a summary of such agreement.

All of the options granted to Messrs. Brochu, Auriemma, Ledger and Cronin in 2012 were immediately exercisable upon their grant date and vest in thirty-three equal monthly installments, beginning in the fourth month after their grant date.

Should any director’s service cease prior to full vesting of his options, we have the right to repurchase any shares issued upon exercise of options not vested.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2012, the Compensation Committee was comprised of Gordon Watson (Chairman), Michael Brochu and John Cronin, each of whom is a non-employee director.

REPORT OF AUDIT COMMITTEE

The functions of our Audit Committee are focused on three areas:

•	the adequacy of the internal controls and financial reporting process of GraphOn Corporation (the “Company”) and the reliability of its consolidated financial statements;

•	the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; and

•	the Company’s compliance with legal and regulatory requirements.

We operate under a written charter which has been approved by the Board of Directors. The Company has made the Audit Committee charter available on its website at www.GraphOn.com under the heading “Audit Committee Charter” found under “About GraphOn - Corp. Governance.”

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting. We discuss these matters with the Company’s independent registered public accounting firm and with appropriate financial personnel. We periodically (at least annually) meet privately with both the independent registered public accounting firm and the Company’s financial personnel, each of whom has unrestricted access to us. We also appoint the independent registered public accounting firm and review their performance and independence from management. In addition, we review the Company’s financing plans.

Management is responsible for the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely on, without independent verification, the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, we held 5 meetings during 2012. The meetings were designed, among other things, to facilitate and encourage communication among us, management, the internal accountants and the Company’s independent registered public accounting firm for fiscal year 2012, Macias Gini & O’Connell LLP (“MGO”). We discussed with MGO the overall scope and plans for their audit. We also met with MGO, with and without management present, to discuss the results of their audit and quarterly reviews and the Company’s internal controls. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2012 with management and MGO.

We also discussed with MGO matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from MGO required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with us concerning independence, and we discussed with MGO their independence from the Company. When considering MGO’s independence, we considered whether their provision of services to us beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to MGO for audit and non-audit services (primarily tax services).

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

The members of the Audit committee as of the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2012 were Sam Auriemma, August P. Klein and Steven Ledger.  Mr. Auriemma joined the Audit Committee on August 15, 2012, Mr. Ledger joined the Audit Committee on August 6, 2011, and Mr. Klein joined the Audit Committee prior to January 1, 2011.

Dated: April [__], 2013	Members of the Audit Committee

Sam M. Auriemma (Chairman)
August P. Klein
Steven Ledger

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of April 1, 2013, with respect to the beneficial ownership of shares of our common stock held by:  (i) each director; (ii) each person known by us to beneficially own 5% or more of our common stock; (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of the following stockholders is c/o GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class (%)

Eldad Eilam (3)	4,000,000	4.5
Christoph Berlin (4)	2,100,000	2.4
Robert L. Dixon (5)	977,288	1.1
Sam M. Auriemma (6)	700,000	0.8
Michael A. Brochu (7)	700,000	0.8
John Cronin (8)	700,000	0.8
August P. Klein (9)	885,760	1.0
Steven Ledger (10)	2,575,000	2.9
All current executive officers and directors as a group (8 persons)(11)	12,638,048	13.3
AIGH Investment Partners, LLC (12) 6006 Berkeley Avenue Baltimore, MD 21209	6,080,278	6.9
Austin Marxe and David Greenhouse (13) 527 Madison Avenue, Suite 2600 New York, NY 10022	8,766,900	9.7
David R. Wilmerding, III (14) 2 Hamill Road, Suite 272 Baltimore, MD 21117	8,490,000	9.4
Jon C. Baker (15) 101 St. Johns Road Baltimore, MD 21210	7,920,000	8.8

(1)
As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security.  Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock.  With respect to each stockholder, any shares issuable upon exercise of options held by such stockholder that are currently exercisable or will become exercisable within 60 days of April 1, 2013 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage ownership of our common stock is based on 87,546,373 shares of common stock outstanding as of April 1, 2013.
(3)	Includes 2,000,000 shares of common stock issuable upon the exercise of outstanding options.
(4)	Includes 350,000 shares of common stock issuable upon the exercise of outstanding options.
(5)	Includes 585,000 shares of common stock issuable upon the exercise of outstanding options.

(6)	Includes 700,000 shares of common stock issuable upon the exercise of outstanding options.
(7)	Includes 700,000 shares of common stock issuable upon the exercise of outstanding options.
(8)	Includes 700,000 shares of common stock issuable upon the exercise of outstanding options.
(9)	Includes 775,000 shares of common stock issuable upon the exercise of outstanding options.
(10)
Includes 700,000 shares of common stock issuable upon the exercise of outstanding options. Also includes 1,250,000 shares of common stock and 625,000 shares of common stock issuable upon the exercise of outstanding warrants held by Tamalpais Master Fund Ltd. Mr. Ledger has sole voting and dispositive power with respect to the shares held by Tamalpais Master Fund Ltd.

(11)	Includes 6,510,000 shares of common stock issuable upon the exercise of outstanding options and 625,000 shares of common stock issuable upon the exercise of outstanding warrants.
(12)
Based on information contained in a Schedule 13G/A filed by AIGH Investment Partners, LLC on March 3, 2008, and information known to us, AIGH has shared voting and dispositive power with respect to 6,080,278 shares of common stock. Orin Hirschman is the managing member of AIGH Investment Partners, LLC.

(13)
Based on information contained in a Schedule 13G filed by Austin Marxe and David Greenhouse on February 13, 2013, such stockholders have shared voting and dispositive power over shares of common stock held by Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. Includes 2,750,000 shares of common stock issuable upon the exercise of outstanding warrants.

(14)
Based on information contained in a Schedule 13G filed by David R. Wilmerding, III on January 18, 2013, Mr. Wilmerding has sole voting and dispositive power with respect to these shares. Includes 2,500,000 shares of common stock issuable upon the exercise of outstanding warrants.

(15)
Based on information contained in a Schedule 13G filed by Jon C. Baker on January 18, 2013, Mr. Baker has sole voting and dispositive power with respect to these shares. Includes 2,500,000 shares of common stock issuable upon the exercise of outstanding warrants.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports filed with the SEC and submitted to us and on written representations by our directors, executive officers, and beneficial owners of more than 10% of our common stock, we believe that all required reports were filed on a timely basis during 2012, except that: Eldad Eilam, Christoph Berlin and Robert Dixon each filed a Form 4 on September 4, 2012 reporting a transaction on August 15, 2012. Christoph Berlin, filed a Form 3 reporting a transaction on August 15, 2012 on August 29, 2012.  Robert Dixon filed a Form 3 reporting a transaction on May 4, 2012 on July 3, 2012. Sam Auriemma filed a Form 3 reporting a transaction on July 19, 2012 on August 2, 2012 and filed a Form 4 reporting a transaction on July 19, 2012 on August 2, 2012.  Michael Brochu filed a Form 3 reporting a transaction on April 17, 2012 on April 23, 2012 and filed a Form 4 reporting a transaction on April 17, 2012 on April 23, 2012.

PROPOSAL II

CHANGING THE COMPANY NAME TO HOPTO INC.

Our Board has unanimously approved and recommended to our stockholders an amendment to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), to change the Company’s name to hopTo Inc., subject to stockholder approval at the Annual Meeting. The Board believes it is in the best interests of the Company and its stockholders to change its corporate name to “hopTo Inc.” in order to more closely identify the Company with our “hopTo” brand of product offerings.  We believe the name change will more clearly communicate our business to our customers, vendors and other business partners, and to investors.

If this Proposal II is approved, our Board may (but is not required to) effect the change in the Company’s name without further stockholder approval. Even if this Proposal II is approved, our Board may decide not to effect the name change at all if it determines that the name change is not an effective course of action to achieve corporate objectives.  In the event the stockholders approve this Proposal II and the Board decides to proceed with the name change, the new name will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Changing the corporate name will be accomplished by amending Article I of our Certificate of Incorporation to read as follows:

“ARTICLE I.

The name of this corporation is hopTo Inc. (the “Corporation).”

Changing the corporate name will not affect the validity or transferability of stock certificates presently outstanding, and the Company’s stockholders will not be required to exchange any certificates presently held by them.

Vote Required

This Proposal II requires the affirmative vote of a majority of the outstanding shares of our common stock. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the same effect as vote “against” this Proposal II. The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted “FOR” the approval of this Proposal II.

Our Board will have sole discretion as to the exact timing of implementing the change in the Company’s name. Our Board may also determine that the name change is no longer in the best interests of the Company and its stockholders and decide to abandon the name change, at any time before, during or after the meeting and prior to its effectiveness, without further action by the stockholders.

Board Recommendation

Our Board Recommends a Vote “FOR” Amendment of our Amended and Restated Certificate of Incorporation, as Amended, to Change the Company’s name to hopTo Inc. as Described in this Proposal II.

PROPOSAL III

REVERSE STOCK SPLIT

Our Board has unanimously approved and recommended to our stockholders an amendment to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), to effect a reverse stock split by a ratio of not less than one-for-two (1:2) and not greater than one-for-ten (1:10), with the exact ratio to be set as a whole number within this range determined by our Board and a related reduction in the authorized number of shares of our common stock based on one-half of the reverse stock split ratio set by the Board (except in the case of a one-for-two ratio in which case no adjustment to the number of authorized shares of Common Stock will be made) (collectively, the “Reverse Stock Split”). If this Proposal III is approved, our Board may (but is not required to) effect the Reverse Stock Split within one year of the date of the Annual Meeting without further stockholder approval. Even if this Proposal III is approved, our Board may decide not to effect the Reverse Stock Split at all if it determines that the Reverse Stock Split is not an effective course of action to achieve corporate objectives.

The Reverse Stock Split will have no effect on the par value of our common stock. The Company will pay cash in lieu of any fractional shares resulting from the Reverse Stock Split. The proposed form of amendment to our Certificate of Incorporation to implement the Reverse Stock Split is attached to this proxy statement as Annex A.

Reasons for the Reverse Stock Split

Our Board of Directors is submitting this Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of the NASDAQ Stock Market or NYSE MKT and to make our common stock more attractive to a broader range of institutional and other investors.   The Board also considered the need to adjust the number of authorized shares of our Common Stock and determined that an adjustment to the authorized number of shares of our Common Stock be made based on one-half of the reverse stock split ratio set by the Board with no adjustment made if the reverse stock ratio set by the Board is one-for-two.  We believe that effecting the Reverse Stock Split is in our and our stockholders' best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on the NASDAQ Stock Market or NYSE MKT  The NASDAQ Stock Market requires, among other items, an initial bid price of least $4.00 per share or if certain financial and governance standards are achieved, a closing price on the OTC Bulletin Board of $3.00 (or $2.00 depending on the applicable listing standard) for five consecutive days and following initial listing, maintenance of a continued price of at least $1.00 per share. The NYSE MKT requires an initial listing bid price of $3.00 (or $2.00 depending on the applicable listing standard). Reducing the number of outstanding shares of our common stock should, absent other  factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

In order to provide maximum flexibility, we are submitting this proposal with a range of exchange ratios of not less than one-for-two (1:2) and not greater than one-for-ten (1:10). The need for the broad range is due to the volatility of the stock price which ranged from a high of $0.80 to a low of $0.11 during the twelve months prior to April 3, 2013.

We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining whether to implement the Reverse Stock Split and selecting the exchange ratio, our Board will consider factors such as:

●	The initial listing standards of NASDAQ Stock Market or NYSE MKT;

●	The historical trading price and trading volume of our common stock;

●	The then prevailing trading price and trading volume for our common stock;

●	The anticipated impact of the Reverse Stock Split on the trading price of and market for our common stock; and

●	Prevailing general market and economic conditions.

Reducing the number of outstanding shares of our common stock through a reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Our Board will have sole discretion as to the exact timing and precise exchange ratio of the Reverse Stock Split within the range of ratios specified in this Proposal III for one year following the date of the Annual Meeting. Our Board may also determine that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders and decide to abandon the Reverse Stock Split, at any time before, during or after the meeting and prior to its effectiveness, without further action by the stockholders.

Effect of the Reverse Split on Our Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of two and a maximum of ten shares of existing common stock will be combined into one new share of common stock.  In addition, the authorized number of shares of our common stock will be reduced based on one-half of the reverse stock split ratio set by the Board to the extent set forth in the table below.  For example, if the Board determines to set the ratio to combine six shares of existing common stock into one new share of common stock, the authorized number of shares of common stock will be amended to be one-third of the existing number of authorized shares (i.e., one-half of the adjustment to the outstanding shares in the reverse stock split).  No change will be made to the number of authorized shares of common stock if the reverse stock split ratio is set by the Board at two shares combined into one share.

The table below shows, as of April 1, 2013, the number of authorized shares of common stock and the approximate number of outstanding shares of common stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares) based on the 87,546,373 shares of common stock issued and outstanding as of such date and the 195,000,000 shares of common stock currently authorized:

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split	Number of Authorized Shares of Common Stock Following the Reverse Stock Split
1-for-2	43,773,187	195,000,000
1-for-3	29,182,124	130,000,000
1-for-4	21,886,593	97,500,000
1-for-5	17,509,275	78,000,000
1-for-6	14,591,062	65,000,000
1-for-7	12,506,625	55,714,286
1-for-8	10,943,297	48,750,000
1-for-9	9,727,375	43,333,333
1-for-10	8,754,637	39,000,000

The actual number of shares authorized and outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by our Board.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except that, as described below in “— Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Reverse Stock Split will result in the  number of authorized shares of capital stock being reduced based on the equivalent of one-half of the Reverse Stock Split ratio determined by the Board other than in the case of a one-for-two reverse split in which case no change will be made to the number of authorized shares of common stock.  Therefore, because the number of authorized shares will not be reduced by the same equivalent proportion as the number of outstanding shares of Common Stock, the Reverse Stock Split will have the effect of an increase in the number of authorized but unissued shares of common stock. Authorized but unissued shares of our common stock and preferred stock are available for future issuance as may be determined by our Board without further action by our stockholders, unless stockholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction. These additional shares may be issued in the future for a variety of corporate purposes including, but not limited to, raising additional capital, corporate acquisitions and equity incentive plans. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders’ equity on a per share basis.

The Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by enhancing our ability to approve future issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction involving the Company with another company). This Proposal III is not being made in response to any effort of which the Board of Directors is aware to accumulate shares of our common stock or obtain control of the Company nor does the Company currently have any plans, proposals or arrangements to issue for any purpose, including future acquisitions or financings any of the newly available authorized shares of common stock resulting from a change in the authorized shares.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Certificate of Incorporation, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on the first anniversary of the Annual Meeting, our Board will abandon the Reverse Stock Split.

After the Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

As soon as practicable after filing the certificate of amendment to our Certificate of Incorporation effecting a Reverse Stock Split with the Secretary of State of Delaware, stockholders will receive instructions for the exchange of their common stock certificates for new certificates representing the appropriate number of shares of common stock after the Reverse Stock Split. However, if permitted, the Company may elect to effect the exchange in the ordinary course of trading as certificates are returned for transfer. In either event, each current certificate representing shares of common stock will until so exchanged be deemed for all corporate purposes after the filing date to evidence ownership of our common stock in the proportionately reduced number. An exchange agent may be appointed to act for stockholders in effecting the exchange of their certificates.

Stockholders should NOT destroy any stock certificates or submit their stock certificates now. You should submit them only after you receive instructions from us or our exchange agent.

No service charges, brokerage commissions or transfer taxes will be payable by any stockholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we intend to pay cash as follows:

●	If a stockholder’s shares are held in street name, payment for the fractional shares will be deposited directly into the stockholder’s account with the organization holding the stockholder’s shares.

●
If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly from our transfer agent upon receipt of the properly completed and executed transmittal letter and original stock certificates.

●	The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

●
The average closing price of our common stock as reported by the OTC Bulletin Board for the five trading days immediately preceding the date of the Reverse Stock Split, or if our common stock is not at such time traded on the OTC Bulletin Board, then as reported on the primary trading market for our common stock;

●	The amount of the fractional share.

Those stockholders who hold less than the number of shares set forth in the Reverse Stock Split ratio would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the Reverse Stock Split. The Board reserves the right to aggregate all fractional shares for cash and arrange for their sale, with the aggregate proceeds from such sale being distributed to the holders of fractional shares on a pro rata basis.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by our Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

This proposed amendment to our Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.0001 par value per share. As a result, as of the Effective Time, the stated capital attributable to common stock will be proportionately reduced based on the applicable ratio used in the Reverse Stock Split and the additional paid-in capital account on our balance sheet will not be materially affected due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Stockholders have no rights under Delaware law or under our charter documents to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Vote Required

This Proposal III requires the affirmative vote of a majority of the outstanding shares of our common stock. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the same effect as vote “against” this Proposal III. The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted “FOR” the approval of this Proposal III.

Board Recommendation

Our Board Recommends a Vote “FOR” Amendment of our Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split as Described in this Proposal III.

PROPOSAL IV

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are required to permit a separate non-binding stockholder vote to approve the compensation of its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the  compensation tables and narrative discussion). This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather to provide stockholders with an opportunity to make an advisory vote with respect to the overall compensation of our named executive officers and our compensation practices.

This proposal, commonly known as a "Say-On-Pay" proposal permits stockholders to endorse or not endorse our executive compensation through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes  the compensation tables and narrative discussion).”

Because the stockholders’ vote is advisory, it will not be binding on the Board. However, the Board’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The frequency of future say-on-pay advisory votes shall be determined by the Board.  Proposal V, below, is a non-binding Say-On-Pay frequency advisory vote of the stockholders which the Board will take into consideration in determining when the next Say-On-Pay advisory vote should be brought before the stockholders.

Board Recommendation

Our Board Recommends a Vote “FOR” this Proposal IV.

PROPOSAL V

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the stockholders will vote on a non-binding, advisory proposal regarding the frequency of future advisory stockholder votes on executive compensation as discussed in Proposal IV in this proxy statement. Stockholders will have the opportunity to cast an advisory vote on whether the stockholder vote on executive compensation should occur every one, two or three years. Stockholders may also abstain from voting on the matter.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Board will take into account the outcome of the vote when considering the frequency of the advisory stockholder vote on executive compensation. Your advisory vote will not be construed (i) as overruling a decision by the Company or the Board, (ii) to create or imply any change to the fiduciary duties of the Company or the Board, (iii) to create or imply any additional fiduciary duties for the Company or the Board, or (iv) to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board believes that a non-binding stockholder vote on executive compensation should occur every year to provide the stockholders with an opportunity to annually express their views on the Company’s executive compensation.  The results of such vote would then be considered by our Compensation Committee in connection with the subsequent review of executive compensation.  Accordingly, the Board recommends voting for an advisory stockholder vote on executive compensation to be held annually and therefore recommends voting for the “one year” alternative.

We emphasize, however, that you are not voting to approve or disapprove the Board’s recommendation. Instead, your proxy card provides you with four options regarding this non-binding, advisory proposal. You may cast an advisory vote for the stockholder vote on executive compensation to occur every year, every two years, every three years, or you may abstain from voting on the matter.

Board Recommendation

Our Board Recommends a Vote under this Proposal V for an Advisory Vote Every ONE Year.

PROPOSAL VI

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Macias Gini & O’Connell LLP to audit our accounts for the fiscal year ending December 31, 2013. Such firm, which has served as our independent registered public accounting firm since February 9, 2005, has reported to us that none of its members has any direct financial interest or material indirect financial interest in our company.

A proposal will be presented at the Annual Meeting to ratify the audit committee’s appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm. Although stockholder ratification of the audit committee’s action in this respect is not required, our Board of Directors considers it desirable for stockholders to pass upon such appointment.

A representative of Macias Gini & O’Connell LLP is expected to attend the Annual Meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

Fees for professional services provided by Macias Gini & O’Connell LLP for the years ended December 31, 2012 and 2011 were as follows:

Category	2012	2011
Audit fees	$150,100	$160,400
Audit – related fees	—	—
Tax fees	15,000	15,000
All Other fees	—	—
Totals	$165,100	$175,400

Audit fees include fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and assistance with and review of documents filed with the Securities and Exchange Commission.  Audit-related fees include consultations regarding revenue recognition and new accounting pronouncements as they related to the financial reporting of certain transactions.  Tax fees included tax compliance and tax consultations.

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.

Board Recommendation

The Board unanimously recommends a vote “FOR” ratification of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote in accordance with his judgment on such matters.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are GraphOn stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Robert Dixon, our Secretary, at our address or contact Robert Dixon at (800) 472-7466.

Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

2014 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the 2014 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, our Secretary must receive them at our principal offices not later than January [__], 2014. Such proposals should be submitted, in writing, to GraphOn Corporation, Attn: Robert Dixon, Secretary, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008.

Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal that is not intended to be included in the proxy statement fails to notify us of such proposal at least 45 days prior to the anniversary of the mailing date of the preceding year’s proxy statement or a reasonable time before we send our proxy materials for such meeting if the date of the meeting has changed by more than 30 days from the prior year, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at such annual meeting of stockholders, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be addressed at our Annual Meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the Annual Meeting.

ACCOMPANYING INFORMATION

Accompanying this proxy statement is a copy of our annual report to stockholders on Form 10-K, for our fiscal year ended December 31, 2012. Such annual report includes our audited consolidated financial statements for the two fiscal years ended December 31, 2012. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

By Order of the Board of Directors,

/s/ Eldad Eilam

Eldad Eilam
President and Chief Executive Officer

Campbell, California
April [__], 2013

ANNEX A

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GRAPHON CORPORATION

Graphon Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1.           That the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety and a new second paragraph is added to such Article IV, each as set forth below:

"The corporation is authorized to issue two classes of stock designated respectively common stock and preferred stock.  The total number of shares that the corporation is authorized to issue is [*]1 shares of which [*] shares are designated common stock, par value $0.0001 per share (the "Common Stock"), and [*] shares are designated preferred stock, par value $0.01 per share (the "Preferred Stock").

Effective upon the close of business on ___________, 201_, each [*(*)]2 shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this corporation (the "Reverse Stock Split").  No scrip or fractional shares will be issued by reason of the Reverse Stock Split.  In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share and the amount of cash to be distributed shall be based upon the average closing price of a share of Common Stock on the Over-the-Counter Bulletin Board or other primary trading market for the Common Stock for the five trading days immediately preceding the effective date of this Certificate of Amendment."

2.           That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the board of directors of the Company [at a meeting held on][by unanimous written consent dated] [*], 201_, and by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at the meeting of stockholders held on May 30, 2013.  There are no other classes of stock outstanding entitled to vote on this amendment.

3.           That the Effective Time of the amendment herein certified shall be the close of business on ___________, 201_.

[ signature page follows ]

1  GraphOn's charter currently reads 200,000,000 shares authorized: 195,000,000 shares of common, par value $0.0001, and 5,000,000 shares of preferred, par value $0.01.  If the Reverse Split is effectuated, the authorized common shares will be adjusted by dividing 195,000,000 by one half the reverse split ratio number listed in brackets in the second paragraph of the amendment except that no change will be made to the number of authorized common shares if the reverse split ratio used is 1 for 2.

2 To be determined by the board between 2 and 10 (i.e., a ratio of between 1 for 2 and 1 for 10).

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be duly executed by its authorized officer this [*] day of [*], 201_.

Graphon Corporation

By:
[name]
[title]

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF

GraphOn Corporation
1901 S. Bascom Avenue, Suite 660
Campbell, CA 95008

ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2013

The undersigned stockholder of GraphOn Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April [__], 2013, and hereby appoints Eldad Eilam and Robert Dixon, or either of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned and hereby authorizes each of them to represent the undersigned and vote, as designated on the reverse side hereof, all the shares of Common Stock of GraphOn Corporation (the “Company”) held of record by the undersigned on April 1, 2013, at the Annual Meeting of the Stockholders to be held on May 30, 2013 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL II, FOR PROPOSAL III, FOR PROPOSAL IV, FOR THE “ONE YEAR” ALTERNATIVE WITH RESPECT TO PROPOSAL V AND FOR PROPOSAL VI.  THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE TIMELY NOTICE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GraphOn Corporation

May 30, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card are available at
http://proxymaterials.graphon.com

Please sign, date and mail your proxy card
in the envelope provided as soon as possible.

Please detach along the perforated line and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS I, II, III, IV AND VI AND FOR THE “ONE YEAR” ALTERNATIVE IN PROPOSAL V.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
THIS PROXY IS VALID ONLY WHEN PROPERLY SIGNED AND DATED.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

I.	Election of two Class II Directors.

NOMINEES:	Sam Auriemma and Michael Brochu

☐	FOR ALL NOMINEES
☐	FOR MR. AURIEMMA ONLY ☐ FOR MR. BROCHU ONLY
☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES

II.	Approval of changing the Company’s name to “hopTo Inc.”

☐	For
☐	Against
☐	Abstain

III.
Approval of a reverse stock split of our common stock and a reduction in the authorized number of shares of our common stock based on one-half of the reverse stock split ratio except in the case of a one-for-two reverse split ratio.

☐	For
☐	Against
☐	Abstain

IV.	Advisory (non-binding) “Say-On-Pay” vote to approve the compensation of our named executive officers.

☐	For
☐	Against
☐	Abstain

V.	Advisory (non-binding) vote on the frequency of the advisory “Say-On-Pay” vote.

☐	One year
☐	Two years
☐	Three years
☐	Abstain

VI.	To ratify the selection of Macias Gini & O’Connell LLP	☐	For
	as the Company’s independent registered public accounting firm for the fiscal	☐	Against
	year ending December 31, 2013.	☐	Abstain

VII.	To transact such other business as may properly come before the meeting.

Tochange the address on your account, please check here ☐
and indicate your new address at right.
Changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney trustee or guardian, please give full title as such. When signing for a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.